                                                                      EXHIBIT 12

                       FEDERAL PAPER BOARD COMPANY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                            Fiscal Years
                                                         Restated*
                                                           1993        1992       1991       1990      1989
                                                           ----        ----       ----       ----      ----
Income Before Taxes and
   Cumulative Effect of Accounting Change
   per Consolidated Statement of Income                  $ 26,300   $ 135,700  $ 144,200   $202,200  $336,780


Add:

Interest on Indebtedness                                   84,509      85,018     90,243     43,111    28,332
Amortization of Previously
   Capitalized Interest                                     8,221       7,656      6,716      4,354     2,901
Portion of Rents Representative
   of Interest Factor                                       7,433       8,316      9,451      9,835    10,059
                                                         --------   ---------  ---------   --------  --------
Income as Adjusted                                       $126,463   $ 236,690  $ 250,610   $259,500  $378,072
                                                         ========   =========  =========   ========  ========

Fixed Charges:

Interest on Indebtedness                                 $ 84,509   $  85,018  $  90,243   $ 43,111   $28,332
Capitalized Interest                                        6,136      11,274     18,807     47,247    29,057
Portion of Rents Representative
   of Interest Factor                                       7,433       8,316      9,451      9,835    10,059
                                                         --------   ---------  ---------   --------   -------
Fixed Charges                                            $ 98,078   $ 104,608  $ 118,501   $100,193   $67,448
                                                         ========   =========  =========   ========   =======

Ratio of Earnings to Fixed Charges                           1.29        2.26       2.11       2.59      5.61
                                                         ========   =========  =========   ========   =======


Note:    Interest on indebtedness includes amortization of debenture discount and other debt related expenses.

*Further information on the 1993 restatement is contained in Note 10 of the Company's 1993 Annual Report to Shareholders, as amended.